Exhibit 99.1

Inotek Pharmaceuticals Appoints Gary M. Phillips, MD, MBA, to Board of Directors

-Pharmaceutical Industry Veteran with Ophthalmology Leadership Experience-

Lexington, MA — October 13, 2015 — Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company” or “Inotek”), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced that Gary M. Phillips, MD, MBA, has been appointed to its Board of Directors. Dr. Phillips currently serves as Senior Vice President and Chief Strategy Officer at Mallinckrodt Pharmaceuticals.

“Dr. Gary Phillips is a recognized member of the global public health community and a leader in the pharmaceutical industry with expertise in ophthalmology,” commented David P. Southwell, President and Chief Executive Officer. “Gary brings extensive experience in global strategy, business development and licensing, commercial operations and clinical medicine. On behalf of the Inotek Board of Directors, I welcome Gary and look forward to his contributions as we move forward and continue to grow as a company.”

Prior to his role at Mallinckrodt, Dr. Phillips had served as head of Global Health and Healthcare Industries for the World Economic Forum in Geneva, Switzerland from January 2012 to September 2013. Prior to that, Dr. Phillips served as President of Reckitt Benckiser Pharmaceuticals, Inc. from 2011 to 2012; as Vice President, Portfolio Management, Innovation & Business Intelligence at Merck Serono from 2008 to 2011; and as President of U.S. Surgical and Pharmaceuticals at Bausch & Lomb from 2007 to 2008. Dr. Phillips has also held positions of leadership at Novartis Pharmaceuticals, Wyeth-Ayerst Pharmaceuticals and Gensia Pharmaceuticals.

“I am pleased to join the Inotek team at this exciting time as trabodenoson enters into pivotal Phase 3 studies,” commented Dr. Phillips. “Inotek has created the opportunity to provide meaningful improvement in treatment for patients suffering from glaucoma. I look forward to working in collaboration with the dedicated Inotek management team and my fellow directors to help achieve the Company’s strategic vision.”

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and designed to restore the eye’s natural pressure control mechanism. The development of trabodenoson monotherapy delivered in a once-daily eye drop formulation will be followed by a fixed-dose combination of trabodenoson with latanoprost. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases.

For more information, please visit www.inotekpharma.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D.

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

781.552.4305

Media Contact:

Karen Sharma

MacDougall Biomedical Communications

781.235.3060